EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 30, 2022, except for Note 18, as to which the date if October 7, 2022, relating to the consolidated financial statement of Twin Vee Powercats Co. and Subsidiaries as of and for the years ended December 31, 2021 and 2020; and, our report dated, September 9, 2022, except for Note 18, as to which the date is October 7, 2022, relating to the consolidated financial statements of Twin Vee Powercats Co, Inc. and Subsidiary as of and for the years ended December 31, 2021 and 2020. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/Grassi & Co., CPAs, P.C.

Jericho, New York

October 7, 2022